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Exhibit 99.1

[Letterhead of Ameriserv Financial]

For Information Contact:	December 13, 2004
Jeffrey Stopko Senior Vice President, Chief Financial Officer
(814) 533-5310	FOR IMMEDIATE RELEASE

AmeriServ Financial Shareholders Approve
Second Sale Of Common Stock

        JOHNSTOWN, PA, December 13—AmeriServ Financial, Inc. (NASDAQ: ASRV) has received shareholder approval to close a second tranche of a private offering of common stock that will result in an additional $13.2 million in new capital. The first tranche—totaling $12.6 million—was completed on October 8. The combined $25.8 million in capital raised through the two-tranche private placement of common stock will be used to strengthen AmeriServ's balance sheet. Lehman Brothers Inc. acted as exclusive placement agent for the financing.

        Shareholders approved the second closing during a specially assembled meeting held in Johnstown on December 10. The vote was necessary because of the size of the demand for AmeriServ stock after the initial opening of the private offering. Under NASDAQ rules, the issuance of more than 20 percent of outstanding stock in a private placement requires shareholder approval. The approval for the second sale—representing the amount above 20 percent—was received during the December 10 meeting.

        The vote by AmeriServ shareholders is a vote of confidence in AmeriServ's direction, according to President and CEO Allan R. Dennison.

        "Leading investors have demonstrated their confidence in AmeriServ's future through their commitment of significant funds," said Dennison. "With this vote our shareholders agree that the new capital will accelerate AmeriServ's turnaround progress by eliminating or reducing structural impediments to our growth."

        AmeriServ will use the net proceeds of the private placement to significantly strengthen its balance sheet. The specific actions include a $125 million reduction in the level of high-cost long-term borrowings from the Federal Home Loan Bank (FHLB) of Pittsburgh, a $15.5 million redemption of the AmeriServ Trust Preferred Stock, and an exit from lines of business which are typically not associated with a community bank. These actions will result in a one-time after tax charge of approximately $10 million during the current quarter. While the restructuring will create a loss for the fourth quarter and for the full year 2004, AmeriServ expects to return to a significantly improved level of profitability in the first quarter of 2005, according to Dennison.

        "We remain committed to returning to our community bank roots," AmeriServ Chairman Craig G. Ford told shareholders at the December 10 meeting. "This successful private placement makes AmeriServ a stronger community bank for our region, our employees and our shareholders."

        AmeriServ Financial, Inc., is the parent of AmeriServ Financial Bank and AmeriServ Trust & Financial Services Company in Johnstown, AmeriServ Associates of State College, and AmeriServ Life Insurance Company.

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        This release may contain forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and accordingly, the cautionary statements contained in AmeriServ Financial's Annual Report on Form 10-K for the year ended Dec. 31, 2003, and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; AmeriServ's ability to efficiently incorporate acquisitions into its operations; the ability of AmeriServ and its subsidiaries to increase its customer base; the effect of regulatory and legislative action; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. AmeriServ expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank's expectations of results or any change in events.

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  Exhibit 99.1